PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257931
Up to 88,982,474 Shares of Common Stock
(Including up to 35,476,667 Shares of Common Stock Issuable Upon Exercise of Warrants)
Up to 11,326,667 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 35,476,667 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of:
•up to 11,326,667 shares of Common Stock that are issuable upon the exercise of 11,326,667 warrants (the “Private Placement Warrants”) originally issued in a private placement to the initial stockholder of Artius Acquisition Inc. (the “Sponsor”) in connection with the initial public offering of Artius Acquisition Inc. (“Artius”), and
•up to 24,150,000 shares of Common Stock that are issuable upon the exercise of 24,150,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Artius. We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the“selling securityholders”) of:
•up to 64,832,474 shares of Common Stock consisting of:
•up to 20,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on February 16, 2021,
•up to 18,112,500 shares of Common Stock held by the Sponsor issued in a private placement in connection with the initial public offering of Artius and subsequent share recapitalization (including 4,500,000 shares of Common Stock subject to forfeiture if certain milestone are not achieved, as further described below),
•up to 11,326,667 shares of Common Stock issuable upon exercise of the Private Placement Warrants,
•up to 6,398,350 shares of Common Stock issuable upon the exercise of stock options,
•up to 3,000,000 shares of Common Stock issued by us pursuant to that certain Backstop Agreement (“Backstop Agreement”) entered into on June 14, 2021,
•up to 1,300,001 shares of Common Stock issued by us pursuant to those certain Additional Subscription Agreements (“Additional Subscription Agreements”), each entered into on June 23, 2021, and
•up to 4,694,956 shares of Common Stock issued pursuant to Agreement and Plan of Merger and Reorganization, dated as of February 16, 2021 (as amended by the letter agreement dated March 5, 2021), by and among the Company, Zero Carbon Merger Sub Inc. and Micromidas, Inc. and subject to that certain Investor Rights Agreement (the “Investor Rights Agreement”), dated June 25, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares (including up to 2,150,784 shares of Common Stock issuable as Earnout Shares (as defined below)), and
•up to 11,326,667 Private Placement Warrants.
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders pursuant to this prospectus.
The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.”
The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ORGN” and “ORGNW,” respectively. On August 8, 2022, the last reported sales price of Common Stock was $7.08 per share and the last reported sales price of our Warrants was $1.35 per Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2022.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”
On June 25, 2021, Legacy Origin, Artius and Merger Sub (as such terms are defined below) consummated the transactions contemplated by the Merger Agreement (as defined below), following the approval at a special meeting of the shareholders of Artius held on June 23, 2021. Pursuant to the terms of the Merger Agreement, a Business Combination (as defined below) of Legacy Origin and Artius was effected through the merger of Merger Sub with and into Legacy Origin, with Legacy Origin surviving as a wholly owned subsidiary of Artius. Prior to the Closing Date (as defined below), Artius (i) changed its jurisdiction of incorporation from Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware, and(ii) changed its name from Artius Acquisition Inc. to Origin Materials, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Origin,” “we,” “us,” “our” and similar terms refer to Origin Materials, Inc. (f/k/a Artius Acquisition Inc.) and its consolidated subsidiaries (including Legacy Origin). References to “Artius” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about our future financial and operating results; benefits of the Business Combination; statements about the plans, strategies and objectives of management for our future operations; statements regarding future performance; and other statements regarding the Business Combination. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this prospectus reflect our current views and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;
•costs related to the Business Combination;
•our financial and business performance;
•the effectiveness of our disclosure controls and procedures and internal control over financial reporting;
•any further changes to our financial statements or our quarterly or annual reports that may be required due to SEC comments or further guidance regarding the accounting treatment of Assumed Common Stock Warrants (as defined in Note 15 to the unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q filed on May 9, 2022);
•changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•changes in personnel and availability of qualified personnel;
•the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Origin’s business;
•the amount and timing of future sales;
•our ability to secure additional project financing and government incentives;
•our ability to complete construction of its plants in the expected timeframe and in a cost-effective manner;
•our ability to procure necessary capital equipment and to produce its products in large commercial quantities;
•any decline in the value of carbon credits;
•increases or fluctuations in raw material costs;
•our ability to compete in the markets we serve;
•the impact of government laws and regulations and liabilities thereunder;

•the ability to maintain the listing of Common Stock on the Nasdaq; and
•the increasingly competitive environment in which we operate.
In addition, statements that “Origin believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to Origin as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Origin (or to third parties making the forward-looking statements).

FREQUENTLY USED TERMS
“Artius” means Artius Acquisition Inc. (which was re-named “Origin Materials, Inc.” in connection with the Domestication).
“Artius IPO” means Artius’s initial public offering, consummated on July 16, 2020.
“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Merger.
“Closing” means the closing of the Business Combination.
“Closing Date” means June 25, 2021, the date on which the Closing occurred.
“DGCL” means the General Corporation Law of the State of Delaware.
“Domestication” means the continuation of Artius by way of domestication of Artius into a Delaware corporation with the ordinary shares of Artius becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL.
“Legacy Origin” means Micromidas, Inc., a Delaware corporation doing business as Origin Materials, and, unless the context otherwise requires, its consolidated subsidiaries.
“Merger” means the merger of Merger Sub with and into Legacy Origin, with Legacy Origin continuing as the Surviving Corporation.
“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of
February 16, 2021 (as amended by the letter agreement dated March 5, 2021, as it may be further amended from time to time), by and among Artius, Merger Sub and Legacy Origin.
“Merger Sub” means Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Artius.
“PIPE” means that certain private placement in the aggregate amount of $200.0 million, consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Artius, pursuant to which the subscribers purchased 20,000,000 shares of Common Stock at a purchase price of $10.00 per share.
“PIPE Shares” means an aggregate of 20,000,000 shares of Common Stock issued to the subscribers in the PIPE.
“Private Placement Warrants” means the 11,326,667 warrants purchased by the Sponsor in connection with the Artius IPO in a private placement transaction occurring simultaneously with the closing of the Artius IPO.
“Public Warrants” means the 24,150,000 warrants included as a component of the Artius units sold in the Artius IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Common Stock, in accordance with its terms.
“Sponsor” means the Artius Acquisition Partners LLC.
“Sponsor Shares” means the 18,112,500 shares of Common Stock held by the Sponsor following a private placement in connection with the initial public offering of Artius and subsequent share recapitalization. 4,500,000 Sponsor Shares shall be subject to forfeiture in three equal installments unless our Common Stock reaches certain trading price thresholds within certain specified time periods (10 consecutive trading day-closing volume weighted average price targets of $15, $20, and $25 of our Common Stock within 3, 4 and 5 years after the closing of the Business Combination, respectively).
“Surviving Corporation” means Legacy Origin following the consummation of the Merger.
v

“Warrants” means the Private Placement Warrants and the Public Warrants.

PROSPECTUS SUMMARY
This summary does not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors,” and the consolidated financial statements and related notes and other information incorporated by reference in this prospectus before making an investment decision.
The Company
Origin is a carbon negative materials company with a mission to enable the world’s transition to sustainable materials by replacing petroleum-based materials with decarbonized materials in a wide range of end products, such as food and beverage packaging, clothing, textiles, plastics, car parts, carpeting, tires, adhesives, soil amendments and more. We believe that our platform technology can help make the world’s transition to “net zero” possible and support the fulfillment of greenhouse gas reduction pledges made by countries as part of the United Nations Paris Agreement as well as corporations that are committed to reducing emissions in their supply chains.
Our technology converts sustainable feedstocks such as sustainably harvested wood, agricultural waste, wood waste and even corrugated cardboard into materials and products that are currently made from fossil feedstocks such as petroleum and natural gas. These sustainable feedstocks are not used in food production, which differentiates our technology from other sustainable materials companies that use feedstocks such as vegetable oils or high fructose corn syrup and other sugars. While we have has succeeded in producing small amounts of our products in the pilot plant for customer trials and testing purposes, we have has not yet commenced large-scale production.
Since inception, we have has had a history of net losses due to our primary focus on research and development, plant construction, capital expenditures and early-stage commercial activities. For the years ended December 31, 2021 and 2020, we had net income (losses) of $42.1 million and ($30.3 million), respectively.As of December 31, 2021, we had an accumulated deficit of $56.8 million. Based on our estimates and projections, which are subject to significant risks and uncertainties, we do not expect to generate revenue until 2023.
Our principal executive offices are located at 930 Riverside Parkway, Suite 10, West Sacramento, California 95605.
Corporate Information
Our principal executive offices are located at 930 Riverside Parkway, Suite 10, West Sacramento, California 95605 and our telephone number is (916) 231-9329. Our corporate website address is www.originmaterials.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Origin and Origin’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

The Offering

Issuance of Common Stock

Shares of Common Stock offered by us	35,476,667 shares of Common Stock, consisting of (i) 11,326,667 shares of Common Stock that are issuable upon the exercise of 11,326,667 Private Placement Warrants and (ii) 24,150,000 shares of Common Stock that are issuable upon the exercise of 24,150,000 Public Warrants.

Shares of Common Stock outstanding prior to exercise of all Warrants	141,248,470 shares (as of June 25, 2021).

Shares of Common Stock outstanding assuming exercise of all Warrants	176,725,137 shares (based on total shares outstanding as of June 25, 2021).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds
We will receive up to an aggregate of approximately $408.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Common Stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and aggregate of 64,832,474 shares of Common Stock, consisting of:

•up to 20,000,000 PIPE Shares;

•up to 18,112,500 Sponsor Shares (including 4,500,000 shares of Common Stock subject to forfeiture if certain milestone are not achieved);

•up to 11,326,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants;

•up to 6,398,350 shares of Common Stock issuable upon the exercise of stock options;

•up to 3,000,000 shares of Common Stock issued pursuant to the Backstop Agreement;

•up to 1,300,301 shares of Common Stock issued pursuant to the Additional Subscription Agreements; and

•up to 4,694,956 shares of Common Stock pursuant to the Investor Rights Agreement (including up to 2,150,784 shares of Common Stock issuable as Earnout Shares).

In addition, we are registering 24,150,000 shares of Common Stock issuable upon exercise of the Public Warrants that were previously registered.

Warrants offered by the selling securityholders	Up to 11,326,667 of Private Placement Warrants.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

Nasdaq ticker symbols	“ORGN” and “ORGNW”
For additional information concerning the offering, see “Plan of Distribution” beginning on page 28.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference to our most recent Quarterly Report on Form 10-Q, any subsequent Quarterly Reports on Form 10-Q, Annual Report on Form 10-K or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement, or incorporated by reference herein or therein, are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
All of the shares of Common Stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $408.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the selling securityholders from time to time of up to 64,832,474 shares of Common Stock (including 11,326,667 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants, 6,398,350 shares of Common Stock issuable upon the exercise of stock options and up to 2,150,784 shares of Common Stock issuable as Earnout Shares) and up to 11,326,667 Private Placement Warrants. The selling securityholders may from time to time offer and sell any or all of the Common Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the Common Stock or Private Placement Warrants other than through a public sale.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of June 25, 2021 regarding the beneficial ownership of our Common Stock (including Common Stock issuable on exercise of stock options) and Warrants by the selling securityholders and the shares of Common Stock (including Common Stock issuable on exercise of stock options) and Warrants being offered by the selling securityholders and may not reflect subsequent sales by the Selling Stockholders. Notwithstanding the foregoing, the table below reflects the pro rata in-kind distribution of 13,452,500 shares of common stock from Artius Acquistion Partners LLC (the "Sponsor") to its members (the "Distribution") on June 27, 2022, including to certain of our directors.
For the avoidance of doubt, the table below also includes Earnout Shares and shares of Common Stock issuable upon the exercise of options not yet vested. The applicable percentage ownership of Common Stock is based on approximately 141,248,470 shares of Common Stock outstanding as of June 25, 2021 (prior to exercise of all Warrants). Information with respect to shares of Common Stock and Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock, Common Stock issuable on exercise of stock options, or Private Placement Warrants. The selling securityholders may offer and sell some, all or none of their shares of Common Stock or Private Placement Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.
Except as set forth in the footnotes below, the following table does not include up to 24,150,000 shares of Common Stock issuable upon exercise of the Public Warrants.
Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
PIPE & Backstop Investors:								—
Apollo A-N Crefit Fund (Delaware), L.P.(1)	775,688	775,688	—	—	—	—	—	—
Apollo A-N Credit Fund (DEL) LP Overflow 2(1)	892,623	892,623	—	—	—	—	—	—
Apollo Moultrie Credit Fund, L.P.(1)	312,500	312,500	—	—	—	—	—	—
Apollo Lincoln Fixed Income Fund, L.P.(1)	392,578	392,578	—	—	—	—	—	—
Apollo Atlas Master Fund, LLC(1)	660,541	660,541	—	—	—	—	—	—
Apollo PPF Credit Strategies, LLC(1)	58,001	58,001	—	—	—	—	—	—
Apollo Credit Strategie Master Fund Ltd.(1)	408,069	408,069	—	—	—	—	—	—
Athanor International Master Fund, LP(2)	132,230	132,230	—	—	—	—	—	—
Athanor Master Fund, LP(2)	567,770	567,770	—	—	—	—	—	—
Baron Small Cap Fund(3)	1,000,000	1,000,000	—	—	—	—	—	—
Baron Innovator Funds LP(3)	39,900	39,900	—	—	—	—	—	—
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV(4)	200,000	200,000	—	—	100,000	—	100,000	*
Millais Limited(5)	1,350,000	200,000	1,150,000	*	133,333	—	133,333	*
BNP Paribas Asset Management UK Limited on behalf of BNP Paribas Funds Environmental Absolute Return Thematic Equity (EARTH)(6)	1,423,328	400,000	1,023,328	*	—	—	—	—
BNP Paribas Asset Management UK Limited on behalf of BNP Paribas Funds Energy Transition(6)	6,373,118	600,000	5,773,118	4.1%	—	—	—	—
SMALLCAP World Fund, Inc.(7)	2,500,000	2,500,000		*	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(8)	6,655,000	700,000	5,955,000	4.2%	—	—	—	—
D. E. Shaw Valence Portfolios, L.L.C(9)	262,500	262,500	—	—	—	—	—	—
D. E. Shaw Oculus Portfolios, L.L.C(10)	87,500	87,500	—	—	—	—	—	—
M.H. Davidson & Co.(11)	31,269	8,430	22,839	*	3,487	—	3,487	*
Davidson Kempner Partners(11)	401,990	52,290	349,700	*	97,346	—	97,346	*
Davidson Kempner Institutional Partners, L.P.(11)	841,772	108,150	733,622	*	204,913	—	204,913	*
Davidson Kempner International, Ltd.(11)	1,003,600	131,130	872,470	*	242,717	—	242,717	*
DSAM+ Master Fund(12)	154,400	154,400	—	—	—	—	—	—
DSAM Alpha+ Master Fund(12)	129,300	129,300	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
LMA SPC—MAP 112 Segregated Portfolio(12)	47,800	47,800	—	—	—	—	—	—
Electron Infrastructure Master Fund, L.P.(13)	291,129	291,129	—	—	—	—	—	—
Electron Global Master Fund L.P.(14)	390,711	390,711	—	—	—	—	—	—
Boothbay Absolute Return Strategies, LP(15)	11,987	11,987	—	—	—	—	—	—
AGR Trading SPC-Series EC Segregated Portfolio(16)	6,173	6,173	—	—	—	—	—	—
G.K.Goh Strategic Holdings Pte Ltd(17)	125,000	125,000	—	—	—	—	—	—
Alpha Securities Private Limited(17)	125,000	125,000	—	—	—	—	—	—
Governors Lane Master Fund LP(18)	200,000	200,000	—	—	—	—	—	—
The HGC Fund LP(19)	100,000	100,000	—	—	—	—	—	—
Jane Street Global Trading, LLC(20)	397,474	350,000	47,494	*	10,821	—	10,821	*
Ghisallo Master Fund LP(21)	700,000	700,000	—	—	—	—	—	—
Linden Capital L.P.(22)	1,941,650	350,000	1,591,650	1.1%	1,199,745	—	1,199,745	*
Lion Point Master, LP(23)	100,000	100,000	—	—	—	—	—	—
Marshall Wace Investment Strategies(24)	1,449,823	696,100	753,723	*	334,334	—	334,334	*
Integrated Core Strategies (US) LLC(25)	4,169,345	668,500	3,500,845	2.5%	207,084	—	207,084	*
Riverview Group LLC(25)	1,350,000	100,000	1,250,000	*	612,035	—	612,035	*
BMO Nesbitt Burns ITF MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio Account: 402-21506-29(26)	200,000	200,000	—	—	—	—	—	—
MMF LT, LLC(27)	1,100,000	700,000	400,000	*	400,000	—	400,000	*
Northern Right Capital (QP), LP(28)	72,500	72,500	—	—	—	—	—	—
NRC SPAC Capital, LP(29)	15,000	15,000	—	—	—	—	—	—
Anna-Maria and Stephen Kellen Foundation, Inc.(30)	17,193	12,500	4,693	—	—	—	—	—
Park West Investors Master Fund, Limited(31)	730,000	730,000	—	—	454,848	—	454,848	*
Park West Partners International, Limited(31)	71,500	71,500	—	—	45,152	—	45,152	*
Polar Multi-Strategy Master Fund(32)	317,739	146,373	171,366	*	89,016	—	89,016	*
Polar Long/Short Master Fund(32)	457,261	203,627	253,634	*	125,832	—	125,832	*
Sachem Head Master LP(33)	336,800	336,800	—	—	—	—	—	—
Sachem Head LP(33)	463,200	463,200	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Sylebra Captial Parc Master Fund(34)	1,311,450	1,311,450	—	—	—	—	—	—
BEMAP Master Fund Ltd(35)	188,550	188,550	—	—	—	—	—	—
IAM Investments ICAV-O’Connor Event Driven UCITS Fund(36)	1,190	1,190	—	—	2,468	—	2,468	*
Nineteen77 Global Merger Arbitrage Master Limited(36)	160,965	160,965	—	—	351,161	—	351,161	*
Nineteen77 Global Merger Arbitrage Opportunity Fund(36)	26,880	26,880	—	—	29,854	—	29,854	*
Nineteen77 Global Multi-Strategy Alpha Master Limited(36)	160,965	160,965	—	—	247,352	—	247,352	*
Hexner 2020 Descendants Trust(37)	225,000	100,000	125,000	*	—	—	—	—
Alyeska Master Fund, L.P.(38)	1,864,523	800,000	1,064,523	*	538,963	—	538,963	*
Senator Global Opportunity Master Fund L.P.(39)	1,500,000	1,000,000	500,000	*	—	—	—	—
Schonfeld Strategic 460 Fund LLC(40)	700,000	700,000	—	—	—	—	—	—
Antara Capital Master Fund LP(41)	200,000	200,000	—	—	—	—	—	—
Danone North America Public Benefit Corporation(42)	2,208,362	100,000	2,108,362	1.5%	—	—	—	—
Nestle Waters S.A.S.(43)	2,208,362	100,000	2,108,362	1.5%	—	—	—	—
PepsiCo, Inc.(44)	6,468,970	97,500	6,371,470	4.5%	—	—	—	—
Mitsubishi Gas Chemical Company, Inc.(45)	45,000	45,000	—	—	—	—	—	—
AECI Limited(46)	2,097,408	20,000	2,077,408	1.5%	—	—	—	—
PM Operating, Ltd(47)	3,663,758	216,667	3,447,091	2.4%	—	—	—	—
Buff Investment Limited Partnership(48)	363,570	216,667	146,903	*	—	—	—	—
Keith F. Goggin	2,169,881	86,667	2,083,214	1.5%	—	—	—	—
Evergreen Acquisition I Corp(49)	130,000	130,000	—	—	—	—	—	—
Directors and Officers of Origin Materials and their Affiliated Entities:
John Bissell(50)	3,748,833	3,748,833	—	—	—	—	—	—
Riley Family Trust(51)	255,893	255,893	—	—	—	—	—	—
Riley Investment Trust I(52)	304,625	304,625	—	—	—	—	—	—
Riley Separate Property Trust(53)	966,075	966,075	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Rich Riley(54)	2,884,419	2,884,419	—	—	—	—	—	—
Charles Drucker(55)	10,529,811	10,389,811	140,000	*	11,326,667	11,326,667	—	—
Stephen and Jill Galowitz JTWROS(56)	532,196	532,196	—	—	—	—	—	—
The Galowitz Family 2021 Trust dated February 16, 2021 with Lester E. Lipschutz as Trustee(57)	532,196	532,196	—	—	—	—	—	—
Stephen Galowitz(58)	895,504	895,504	—	—	—	—	—	—
Joshua Lee(59)	149,521	149,521	—	—	—	—	—	—
Nate Whaley(60)	598,605	598,605	—	—	—	—	—	—
William Harvey(61)	225,439	225,439	—	—	—	—	—	—
Boon Sim(62)	9,879,811	9,679,811	200,000	*	11,326,667	11,326,667	—	—
Karen Richardson	487,551	432,858	54,693	*	—	—	—	—
Benno Dorer	141,019	100,000	41,019	*	—	—	—	—
Pia Heidenmark Cook	124,489	100,000	24,489	*	—	—	—	—
Kathleen Fish	131,989	100,000	31,989	*	—	—	—	—
Other Holder of Registration Rights pursuant to the Registration Agreement:
Artius Acquisition Partners LLC(62)	4,660,000	4,660,000	—	—	11,326,667	11,326,667	—	—
_________________
*Less than one percent.
(1)Apollo A-N Credit Management, LLC serves as the investment manager for Apollo A-N Credit Fund (Delaware), L.P. and Apollo A-N Credit Fund (DEL), LP Overflow 2. Apollo Moultrie Credit Fund Management, LLC is the investment manager of Apollo Moultrie Credit Fund, L.P. and the investment manager of Apollo Lincoln Fixed Income Fund, L.P. is Apollo Lincoln Fixed Income Management, LLC. Apollo Atlas Management, LLC serves as the investment manager of Apollo Atlas Master Fund, LLC.
Apollo Capital Management, L.P. serves as the sole member of Apollo A-N Credit Management, LLC, Apollo A-N Credit Fund (DEL), LP Overflow 2, Apollo Moultrie Credit Fund Management, LLC, Apollo Lincoln Fixed Income Management, LLC and Apollo Atlas Management, LLC. Apollo Capital Management GP, LLC serves as the general partner of Apollo Capital Management, L.P (collectively, with other affiliates, the “Apollo Entities”). Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P.
Apollo Credit Strategies Master Fund Ltd. is the sole member of Apollo PPF Credit Strategies, LLC. Apollo ST Fund Management LLC serves as the investment manager for Apollo Credit Strategies Master Fund Ltd. Apollo ST Operating LP is the sole member of Apollo ST Management Fund Management LLC. The general partner of Apollo ST Operating LP is Apollo ST Capital LLC. ST Management Holdings, LLC is the sole member of Apollo ST Capital LLC.
The table represents certain transfers between the Apollo Entities that occurred subsequent to June 25, 2021. The address of each of the Apollo Entities listed is c/o Apollo Capital Management L.P., One Manhattanville Road, Suite 201, Purchase, New York 10577.
Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(2)Parvinder Thiara owns Athanor International Fund GP, LP, the general partner of Athanor International Master Fund, LP and Athanor Capital Partners, LP, the general partner of Athanor Master Fund, LP, and may be deemed to have voting and dispositive power over the securities held by the selling securityholders. The address for the selling securityholder is c/o Mourant Ozannes Corporate Services, 94 Solaris Avenue, PO Box 1348, Camana Bay, Grand Cayman, KY1-1108, Cayman Islands.
(3)Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Small Cap Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron Small Cap Fund, Baron Capital Management, Inc. is the investment adviser to, and thereby controls the voting and disposition of, securities held by Baron Innovators Fund LP. Baron Capital Management GP, LLC, a Delaware limited liability company, is the general partner of Baron Innovators Fund LP and Mr. Ronald Baron is the control person of Baron Innovators Fund LP. The address for each of the entities listed is 767 Fifth Avenue, 49th Floor, New York, New York 10153. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(4)Reflects securities held directly by Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(5)Andrew Dodd and Michael Bell are directors of Millais Limited, and may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder, but each disclaims beneficial ownership of such securities. Millais Limited’s principal place of business is 767 5th Ave., 9th Fl., New York, NY 10153.
(6)Edward Lees and Ulrik Fugmann, co-Portfolio Managers, on behalf of BNP Paribas Asset Management UK Limited, may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the entity is 5 Aldermanbury Square, London, UK EC2V 7BP. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(7)Capital Research and Management Company (“CRMC”) is the investment adviser for SMALLCAP World Fund, Inc. (“SCWF”). For purposes of the reporting requirements of the Exchange Act, CRMC and Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the shares of common stock held by SCWF; however, each of CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Dylan Yolles, Michael Beckwith, and Arun Swaminathan, as portfolio managers, have voting and investment powers over the shares held by SCWF. The address for SCWF is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. SCWF acquired the securities being registered hereby in the ordinary course of its business.
(8)Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisors registered under the U.S. Investment Advisors Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/ or certain other affiliated entities. The address for the entity is 5131 South Dearborn Street, Chicago, IL 60603.
(9)D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by it (the “Subject Shares”).
D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf.
D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares directly, and each such entity disclaims beneficial ownership of the Subject Shares.
David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The address for the selling stockholder is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036. Based on

information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(10)D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by it (the “Subject Shares”).
D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf.
D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares directly, and each such entity disclaims beneficial ownership of the Subject Shares.
David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The address for the selling stockholder is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(11)Voting and dispositive authority over the PIPE Shares is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the PIPE Shares. Each of the aforementioned entities and individuals disclaims beneficial ownership of the PIPE Shares held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(12)DSAM Partners (London) Ltd. (the “Investment Advisor”) is the investment advisor to the Holder and as such may be deemed to have voting and investment power over the securities held by the Holder. The Investment Advisor is ultimately controlled by Mr. Guy Shahar. The Holder and Mr. Shahar disclaim beneficial ownership of the securities listed above. The address for the selling stockholder is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(13)Shares held by Electron Infrastructure Master Fund L.P. The general partner of Electron Infrastructure Master Fund L.P. is Electron Infrastructure GP LLC. James O. Shaver is the managing member of Electron Infrastructure GP LLC. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.
(14)Shares held by Electron Global Master Fund L.P. The general partner of Electron Global Master Fund L.P. is Electron GP LLC. James O. Shaver is the managing member of Electron GP LLC. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.
(15)Voting and investment power over the shares held by Boothbay Absolute Return Strategies, LP resides with Electron Capital Partners, its Sub-Investment Manager. James O. Shaver is the managing member of Electron Capital Partners. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.
(16)Voting and investment power over the shares held by AGR Trading SPC-Series EC Segregated Portfolio resides with Electron Capital Partners, its Sub-Investment Manager. James O. Shaver is the managing member of Electron Capital Partners. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.
(17)Goh Yew Lin may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling stockholder is 50 Raffles Place, #33-00 Singapore Land Tower, Singapore 048623.
(18)Governors Lane LP serves as the investment advisor to Governors Lane Master Fund LP (the “Fund”). Governors Lane Fund General Partner LLC serves as the general partner of the Fund. Mr. Isaac Corre is the managing member of both Governors Lane Fund General Partner LLC and Governors Lane GP LLC, the general partner of Governors Lane LP. The address for each entity and person described in this paragraph is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, NY 10022.
(19)Sean Kallir is CEO and PM of HGC Investment Management Inc, the investment manager of The HGC Fund LP, and may be deemed to have voting and dispositive power of the securities held by the selling securityholder. The address for the selling stockholder is 601-366 Adelaide St. W, Toronto, Ontario M5V IR9, Canada.
(20)Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. The address for Jane Street Group, LLC is 250 Vesey Street, 3rd Floor, New York, New York 10281. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(21)Michael Germino is the Authorized Signatory of the General Partner of Ghisallo Capital Management LLC, the investment manager of Ghisallo Master Fund LP, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling stockholder is 27 Hospital Road, George Town, Grand Cayman,KY1-9008, Cayman Islands.
(22)The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address for the selling stockholder is c/o Linden Advisors LP, 590 Madison Ave, 15th Floor, New York, New York 10022.
(23)Lion Point Capital, LP is the investment adviser to, and thereby controls the voting and disposition of, securities held by Lion Point Master, LP. Lion Point Holdings GP, LLC is the general partner of Lion Point Capital LP, and Didric Cederholm is the control person of Lion Point Capital, LP. Their address is 250 W 55th Street, 33rd Floor, New York NY 10019.
(24)Number of shares registered for sale includes: (i) 16,825 shares held by Marshall Wace Investment Strategies Systematic Alpha Plus Fund, (ii) 35,734 shares held by Marshall Wace Investment Strategies TOPS Fund, (iii) 58.269 shares held by Marshall Wace Investment Strategies Market Neutral TOPS Fund and (iv) 585,272 shares held by Marshall Wace Investment Strategies Eureka Fund (collectively, the “Marshall Wace Funds”). Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of each of the Marshall Wace Funds. Each of the Marshall Wace Funds are sub-trusts of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of the Marshall Wace Funds and the Investment Manager, is 32 Molesworth Street, Dublin 2, Ireland.
(25)Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 4,376,429 shares of Common Stock consisting of: (i) 668,500 shares of Common Stock purchased in a private placement pursuant to a subscription agreement dated February 16, 2021 (the “PIPE”); (ii) an additional 3,500,845 shares of Common Stock acquired separately from the PIPE; and (iii) 207,084 shares of Common Stock issuable upon exercise of certain warrants.
Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), beneficially owns 1,962,035 shares of Common Stock consisting of: (i) 100,000 shares of Common Stock purchased in the PIPE; (ii) an additional 1,250,000 shares of Common Stock acquired separately from the PIPE; and (iii) 612,035 shares of Common Stock issuable upon exercise of certain warrants.
ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owns 43,334 shares of Common Stock (consisting of 1 share of Common Stock and 43,333 shares of Common Stock issuable upon exercise of certain warrants). ICS Opportunities is an affiliate of Integrated Core Strategies and Riverview Group.
Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities.
Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities.
Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities.
The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities.
The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group or ICS Opportunities, as the case may be. The address for the listed entities is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.
(26)Matthew MacIsaac is the Secretary of MM Asset Management Inc. and investment advisor to MMCAP International Inc. SPC, the registered holder, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for selling stockholder is c/o Mourant Governance Service (Cayman) Ltd., 94 Solaris Ave., Grand Cayman, KY1-1108, Cayman Islands.
(27)Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of our shares held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(28)Matthew Drapkin is the Managing Member of BC Advisors, LLC, general partner of Northern Right Capital Management, LP, general partner of Northern Right Capital (QP), LP, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Mr. Drapkin disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for the selling securityholder is 9 Old Kings Hwy. S., 4th Floor, Darien, CT 06820.

(29)Matthew Drapkin is the Managing Member of BC Advisors, LLC, general partner of Northern Right Capital Management, LP, general partner of NRC SPAC Capital, LP, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Mr. Drapkin disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for the selling securityholder is 9 Old Kings Hwy. S., 4th Floor, Darien, CT 06820.
(30)Matthew Drapkin is the Managing Member of BC Advisors, LLC, general partner of Northern Right Capital Management, LP, investment advisor with delegated authority to vote and dispose of securities in Anna- Maria and Stephen Kellen Foundation, Inc. Mr. Drapkin disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for the Anna-Maria and Stephen Kellen Foundation, Inc. is 1345 Avenue of the Americas, 47th Floor, New York, New York 10105.
(31)Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited and Park West Partners International, Limited, and Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The address for the selling stockholders is 1900 Larkspur Landing Circle, Suite 165, Attn: Jacia Monaco, Larkspur, CA 94339.
(32)Polar Long/Short Master Fund and Polar Multi-Strategy Master Fund (“Polar Funds”) are under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Funds and has control and discretion over the shares held by the Polar Funds. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Funds. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Polar Funds is c/o Polar Asset Management Partners Inc., 401 Bay Street, Suite 1900, Toronto, Ontario M5H 2Y4.
(33)Sachem Head LP (“SHLP”) and Sachem Head Master LP (“SH Master” and together with SHLP, the “Sachem Head Funds”) originally subscribed to receive 463,200 PIPE Shares and 336,800 PIPE Shares, respectively, in the transaction. Pursuant to the Assignment and Assumption Agreement by and between SHLP and SH Master dated June 16, 2021, SH Master assigned the right to receive 6,720 PIPE Shares to SHLP, so that SHLP will receive 469,920 PIPE Shares in the transaction and SH Master will receive 330,080 PIPE Shares in the transaction.
Sachem Head Capital Management LP (“SHCM”), as the investment adviser to the Sachem Head Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the PIPE Shares received by the Sachem Head Funds. As the general partner of SHCM, Uncas GP LLC (“Uncas”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the PIPE Shares received by the Sachem Head Funds. As the general partner of each of the Sachem Head Funds, Sachem Head GP LLC (“Sachem Head GP”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the PIPE Shares received by the Sachem Head Funds. By virtue of Scott D. Ferguson’s position as the managing partner of SHCM and the managing member of Uncas and Sachem Head GP, Scott D. Ferguson may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the PIPE Shares. The address for the listed entities is c/o Sachem Head Capital Management LP, 250 West 55th Street, 34th Floor, New York, New York 10019.
(34)Sylebra Capital Management may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.
(35)Sylebra Capital Limited as Sub-Manager of BEMAP Master Fund Ltd. may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is 345 Park Avenue, 29th Floor, New York, New York 10154.
(36)Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of the selling securityholder, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, IL 60606.
(37)Thomas S. Hexner is trustee of the selling securityholder and may be deemed to have voting and dispositive power over the securities held by the selling securityholder.
(38)Alyeska Investment Group, L.P., the investment manager of the selling securityholder, has voting and investment control of the shares held by the selling securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the selling securityholder. The address for the selling stockholder is 77 W. Wacker, Suite 700, Chicago, IL 60601.
(39)Senator Investment Group LP (“Senator”) is investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder. The address for the entity is c/o Senator Investment Group LP, 510 Madison Avenue, 28th Floor, New York, New York 10022.
(40)Thomas Wynn is Chief Compliance Officer of Schonfeld Strategic 460 Fund LLC and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling stockholder is 460 Park Avenue, 19th Floor, New York, New York 10022.
(41)Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Onshore Fund LP (the “Onshore Fund”) and Antara Capital Master Fund LP (the “Master Fund”). Antara Capital Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the ordinary shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 500 5th Avenue, Suite 2320, New York, New York 10110.
(42)Danone North America Public Benefit Corporation may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling stockholder is 1 Maple Avenue, White Plains, New York 10605.

(43)Massimo Casella, a Nestle manager, was a member of the board of directors of our subsidiary and resigned in connection with the Business Combination. The address for the selling stockholder is 34-40 rue Guynwmwe, R.C.S. Nanterre N° 560 200 537, Issy-les-moulineaux, 92130, France.
(44)PepsiCo, Inc. may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling stockholder is 700 Anderson Hill Road, Purchase, New York 10577.
(45)Mitsubishi Gas Chemical Company, Inc. directly holds 45,000 shares of Common Stock. The address for the selling stockholder is Mitsubishi Building 5-2, Marunouchi 2-chome Chiyoda-ku, Tokyo, 1008324, Japan.
(46)AECI Limited may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling stockholder is 20 Woodlands Drive, AECI Place, Buildings 23 & 24, Woodmead, Sandton, 2171, South Africa.
(47)Anne M. Smalling, CEO of PMOP GP LLC, is the sole GP of PM Operating, Ltd. Ms. Smalling is the sole member of AMS GP, LLC, which owns 100% of PMOP GP, LLC. The address for Ms. Smalling is 12211 Technology Blvd., Austin, TX 78727.
(48)Kristin P. Millar, Katharine B. Leraris and Jon C. Buff share investing and voting rights for Buff Investment Limited Partnership. The address for the entity is c/o Todd Vanett, Stradley Ronon Stevens & Young, 2005 Market Street, Suite 2600, Philadelphia, PA 19103.
(49)Lior Amram is the sole manager of Evergreen Acquisition I Corp and may be deemed to hold sole voting and dispositive power over the Common Stock shares held by this entity. The principal business address for Mr. Amram is c/o Evergreen Capital, L.P. 551 Fifth Avenue, Suite 2100, New York, New York 10176.
(50)Mr. Bissell is our Co-Chief Executive Officer and a member of our board of directors. Consists of: (i) 634,943 shares of Common Stock held directly; (ii) 683,928 shares of Common Stock issuable upon the achievement of certain earnout provisions; and (iii) 2,429,962 shares of Common Stock issuable upon the exercise of both vested and unvested stock options (“Bissell Options”). Of the Bissell Options: (i) 948,430 shares of Common Stock are currently vested; (ii) 529,119 shares of Common Stock are subject to monthly vesting for 48 months from June 25, 2021 (the “Bissell Vesting Commencement Date”): (iii) 211,647 shares of Common Stock will vest upon achievement of a 10-day $15 trading price during the 3 years following the Bissell Vesting Commencement Date; (iv) 317,471 shares of Common Stock will vest upon achievement of a 10-day $25 trading price during the 5 years following the Bissell Vesting Commencement Date; and (v) 423,295 shares of Common Stock will vest upon achievement of a 10-day $50 trading price during the 5 years following the Bissell Vesting Commencement Date.
(51)Consists of: (i) 189,668 shares of Common Stock held by the Riley Family Trust and (ii) 66,225 shares of Common Stock issuable upon the achievement of certain earnout provisions. Mr. Riley is co-trustee of Riley Family Trust and by virtue of his shared control over Riley Family Trust, may be deemed to beneficially own the shares of Common Stock held by Riley Family Trust. Mr. Riley is our Co-Chief Executive Officer and a member of our board of directors.
(52)Consists of: (i) 229,415 shares of Common Stock held by the Riley Investment Trust I and (ii) 75,210 shares of Common Stock issuable upon the achievement of certain earnout provisions. Mr. Riley is sole trustee of Riley Investment Trust I and may be deemed to hold sole voting and dispositive power over the Common Stock shares held by the selling securityholder. Mr. Riley is our Co-Chief Executive Officer and a member of our board of directors.
(53)Consists of: (i) 707,832 shares of Common Stock held by the Riley Separate Property Trust and (ii) 258,243 shares of Common Stock issuable upon the achievement of certain earnout provisions. Mr. Riley is sole trustee of Riley Separate Property Trust and may be deemed to hold sole voting and dispositive power over the Common Stock shares held by the selling securityholder. Mr. Riley is our Co-Chief Executive Officer and a member of our board of directors.
(54)Mr. Riley is our Co-Chief Executive Officer and a member of our board of directors. Consists of: (i) 344,649 shares of Common Stock issuable upon the achievement of certain earnout provisions and (ii) 2,539,770 shares of Common Stock issuable upon the exercise of both vested and unvested stock options (“Riley Options”). Of the Riley Options: (i) 820,134 shares of Common Stock are currently vested; (ii) 1,190,518 shares of Common Stock are subject to monthly vesting for 36 months from June 25, 2021 (the “Riley Vesting Commencement Date”); (iii) 211,647 shares of Common Stock will vest upon achievement of a 10-day $15 trading price during the 3 years following the Riley Vesting Commencement Date; and (iv) 317,471 shares of Common Stock will vest upon achievement of a 10-day $25 trading price during the 5 years following the Riley Vesting Commencement Date.
(55)Consists of 4,660,000 shares of our Common Stock and 11,326,667 Private Placement Warrants held of record by Artius Acquisition Partners LLC. Mr. Drucker is one of the founding members of Artius Acquisition Partners LLC and shares voting and investment power with respect to the shares and warrants held by Artius Acquisition Partners LLC. The shares and warrants beneficially owned by Artius Acquisition Partners LLC may also be deemed to be beneficially owned by Mr. Drucker. See footnote 63. Also consists of 790,000 shares held of record directly by Mr. Drucker and 5,079,811 shares received by WCBRP LLC in the Distribution, for which Mr. Drucker serves as a managing member. Mr. Drucker is a member of our board of directors. The address for Mr. Drucker is 3 Columbus Circle, Suite 2215, New York, NY 10019.
(56)Consists of (i) 391,157 shares of Common Stock held by Stephen and Jill Galowitz JTWROS and (ii) 141,039 shares of Common Stock issuable to the selling securityholder subject to certain earnout provisions. Stephen and Jill Galowitz may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Mr. Galowitz is our Chief Commercial Officer.
(57)Consists of: (i) 391,157 shares of Common Stock held by The Galowitz Family 2021 Trust dated February 16, 2021 with Lester E. Lipschutz as Trustee and (ii) 141,039 shares of Common Stock issuable to the selling securityholder upon the achievement of certain earnout provisions. Stephen Galowitz, our Chief Commercial Officer, may be deemed to have voting and dispositive power over the securities held by the selling securityholder.
(58)Mr. Galowitz is our Chief Commercial Officer. Consists of: (i) 266,562 shares of Common Stock issuable upon the achievement of certain earnout provisions and (ii) 634,942 shares of Common Stock issuable upon the exercise of fully vested stock options.

(59)Mr. Lee is our General Counsel. Consists of: (i) 43,698 shares of Common Stock issuable upon the achievement of certain earnout provisions and (ii) 105,823 shares of Common Stock issuable upon the exercise of fully vested stock options.
(60)Mr. Whaley is our Chief Financial Officer. Consists of: (i) 69,486 shares of Common Stock issuable upon the achievement of certain earnout provisions and (ii) 529,119 shares of Common Stock issuable upon the exercise of both vested and unvested stock options (the “Whaley Options”). Of the Whaley Options: (i) 25% of the shares of Common Stock subject to the Whaley Option vested on March 1, 2020 and 1/48th of the shares of Common Stock shall vest on each monthly anniversary thereafter.
(61)Mr. Harvey is a member of our board of directors. Consists of: (i) 66,705 shares of Common Stock issuable upon the achievement of certain earnout provisions and (ii) 158,734 shares of Common Stock issuable upon the exercise of fully vested stock options.
(62)Consists of 4,660,000 shares of our Common Stock and 11,326,667 Private Placement Warrants held of record by Artius Acquisition Partners LLC. Mr. Sim is one of the founding members of Artius Acquisition Partners LLC and shares voting and investment power with respect to the shares and warrants held by Artius Acquisition Partners LLC. The shares and warrants beneficially owned by Artius Acquisition Partners LLC may also be deemed to be beneficially owned by Mr. Sim. See footnote 63. Also consists of 5,219,811 shares held of record directly by Mr. Sim, 5,079,811 of which were received in the Distribution. Mr. Sim is a member of our board of directors.
(63)Boon Sim and Charles Drucker are the founding members of Artius Acquisition Partners LLC and together exercise voting and investment power with respect to the securities held by Artius Acquisition Partners LLC. The securities beneficially owned by Artius Acquisition Partners LLC may also be deemed to be beneficially owned by Mr. Sim and Mr. Drucker. Mr. Sim and Mr. Drucker are members of our board of directors. The address for the selling stockholder is 3 Columbus Circle, Suite 2215, New York, NY 10019.

DESCRIPTION OF OUR SECURITIES
The following description summarizes the most important terms of our capital stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part.
Authorized and Outstanding Stock
Our authorized capital stock consists of:
•1,000,000,000 shares of Common Stock, $0.0001 par value per share; and
•10,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share.
As of July 22, there were 142,378,934, shares of Common Stock issued and outstanding.
We are authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock.
The following statements are summaries only of provisions of our authorized capital stock and are qualified in their entirety by our certificate of incorporation, as amended. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock. Copies of our certificate of incorporation may be obtained from the Company upon written request.
Voting Rights
Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.
The Certificate of Incorporation prohibits cumulative voting for the election of directors unless otherwise provided by law.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
No Preemptive or Similar Rights
Our Common Stock will not be entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to the stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Fully Paid and Non-Assessable
All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. Our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. There are no current plans to issue any shares of Preferred Stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time that is 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement with Continental Stock Transfer & Trust Company dated July 13, 2020 (the “Continental Warrant Agreement”), a warrant holder may exercise its Public Warrants only for a whole number of shares of our Common Stock. The Public Warrants will expire on June 25, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a Public Warrant unless our Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.
We will use our best efforts to maintain the effectiveness of a registration statement or the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the Continental Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and pursuant to the terms of the Continental Warrant Agreement and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;

•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Common Stock except as otherwise described below; and
•if, and only if, the closing price of our Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the “redemption prices,” or the number of shares of our Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume- weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “ —Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Common Stock is below the exercise price of the Public Warrants) and about to expire.
As stated above, we can redeem the Public Warrants when the shares of our Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the our Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of our Common Stock than they would have received if they had chosen to wait to exercise their warrants for our Common Stock if and when such shares of our Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the our Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (a) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) multiplied by (b) 1 minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.
Whenever the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of our Common Stock in such a transaction is payable in the form of securities or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the Black- Scholes value (as defined in the Continental Warrant Agreement) of the Public Warrant.

The Public Warrants will be issued in registered form under the Continental Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Continental Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the our Common Stock issuable upon exercise of the Private Placement Warrants) will not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until the earliest to occur of (i) 365 days after the date of the Closing, (ii) the first day after the date on which the closing price of the our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing, or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their our Common Stock for cash, securities or other property; and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public information. Accordingly, unlike Public Stockholders who could sell the shares of our Common Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Anti-Takeover Provisions
Some provisions of Delaware law, the Certificate of Incorporation and Bylaws contain provisions that could make the following transactions more difficult: an acquisition by means of a tender offer; an acquisition by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Certificate of Incorporation and Bylaws Provisions
Our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:
•Board of Directors Vacancies. The Certificate of Incorporation and Bylaws authorize only the board of directors to fill vacant and newly created directorships, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by the board of directors. These provisions prevent a stockholder from increasing the size of the board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
•Classified Board. The Certificate of Incorporation and Bylaws provide that the board of directors is divided into three classes of directors for a period of time following the Closing of the Business Combination. Beginning at the 2026 annual meeting of stockholders, all directors will be elected to one-year terms and the board of directors will cease to be classified. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Directors Removed Only for Cause. The Certificate of Incorporation provides that stockholders may remove directors only for cause while the board of directors remains classified. Beginning at the 2026 annual meeting of stockholders, directors may be removed with or without cause by the stockholders.
•Supermajority Requirements for Amendments of The Certificate of Incorporation and Bylaws. The Certificate of Incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, the liability of directors and indemnification. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of our board of directors.
•Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), the chairperson of the board of directors, or any chief executive officer, thus prohibiting a stockholder from calling a special meeting. The Certificate of Incorporation provides that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws prohibit cumulative voting unless otherwise provided by law.
•Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of Preferred Stock will enable our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.
•Choice of Forum. The Certificate of Incorporation provides that the Delaware Court of Chancery (or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of us; (2) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former director, officer, or other employee to the Company or the our stockholders; (3) any claim or cause of action against us or any current or former director, officer or other employee arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (6) any claim or cause of action against us or any current or former director, officer or other employee, governed by the internal affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of our Common Stock then outstanding; or
•the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates of under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
Common Stock that stockholders of Legacy Origin received in connection with the Business Combination is freely tradable without restriction or further registration under the Securities Act, except for certain shares issued to our affiliates within the meaning of Rule 144.
As of the date of this prospectus, there are 35,476,627 Warrants outstanding, consisting of 24,150,000 Public Warrants, and 11,326,627 Private Placement Warrants. The Public Warrants are freely tradable. In addition, we are obligated to use best efforts to file a registration statement under the Securities Act covering 24,150,000 shares of our Common Stock that may be issued upon the exercise of the Public Warrants no later than 15 business days after the Closing, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.
Investor Rights Agreement
In connection with the Closing of the Business Combination, we entered into the Investor Rights Agreement on June 25, 2021, pursuant to which the holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
For a detailed description of the Investor Rights Agreement, see the section titled “Certain Relationships and Related Party Transactions—Investor Rights Agreement.”
Limitation of Liability and Indemnification
The Bylaws provide that we will indemnify our directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Certificate of Incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Bylaws, we can purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in the Certificate of Incorporation and Bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were our director, officer, employee, agent or fiduciary, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in our right, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions that are in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exchange Listing
Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “ORGN” and “ORGNW,” respectively.
Transfer Agent
The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 35,476,667 shares of Common Stock, consisting of up to (i)11,326,667 shares of Common Stock that are issuable upon the exercise of 11,326,667 Private Placement Warrants and (ii) 24,150,000 shares of Common Stock that are issuable upon the exercise of 24,150,000 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 64,832,474 shares of Common Stock (including up to 11,326,667 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants, 6,398,350 shares of Common Stock issuable upon the exercise of stock options and up to 2,150,784 shares of Common Stock issuable as Earnout Shares) and (ii) up to 11,326,667 Private Placement Warrants.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.
We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by such selling securityholders.
The shares of Common Stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•short sales;
•distribution to employees, members, limited partners or stockholders of the selling securityholders;
•through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•by pledge to secured debts and other obligations;
•delayed delivery arrangements;
•to or through underwriters or broker-dealers;

•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions; or
•any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares of Common Stock offered by this prospectus.
We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until two years from the effective date of this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Cooley LLP.
EXPERTS
The financial statements of Origin included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, upon the authority of said accountants as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Origin and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.originmaterials.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The documents we are incorporating by reference as of their respective dates of filing are:
•our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022;
•our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022 and June 30, 2022 filed with the SEC on May 9, 2022 and August 3, 2022, respectively;
•our Current Report on Form 8-K filed with the SEC on June 29, 2022, as amended on Form 8-K/A filed with the SEC on August 3, 2022; and
•the descriptions of our securities, which are registered under Section 12 of the Exchange Act, in our registration statement on Form S-1, filed with the SEC on July 15, 2021, including any amendments or reports filed for the purpose of updating such descriptions, including Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2021.
All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file after the date of this post-effective amendment to the registration statement and prior to the effectiveness of this post-effective amendment to the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:
Origin Materials, Inc.
930 Riverside Parkway, Suite 10
West Sacramento, CA 94605
(916) 231-9329